Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan, the 2019 Employee Stock Purchase Plan, and the 2017 Stock Option and Grant Plan of Alector, Inc. of our report dated October 12, 2018, with respect to the consolidated financial statements of Alector, Inc. for the years ended December 31, 2016 and 2017 included in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

February 5, 2019